                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration Statement 333-37513
                                                                        33-49477
                                                                       ---------

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED NOVEMBER 4, 1997)

                                  $250,000,000

                                  PACIFIC BELL
                 $150,000,000 6 5/8% NOTES DUE NOVEMBER 1, 2009

              $100,000,000 7 1/4% DEBENTURES DUE NOVEMBER 1, 2027
                            ------------------------

     Interest on the 6 5/8% Notes due November 1, 2009 (the "Notes") and the
7 1/4% Debentures due November 1, 2027 (the "Debentures") (collectively, the "Securities") is payable on May 1 and November 1 of each year, commencing May 1, 1998. The Notes are not redeemable prior to maturity. The Debentures are not redeemable prior to November 1, 2007, and on and after such date will be redeemable at the option of Pacific Bell (the "Company"), as a whole or in part, on at least 30 days' notice at the redemption prices set forth herein. See "Description of the Securities".

     The Notes and Debentures will each be represented by one or more Global Securities registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes and Debentures in definitive form will not be issued. The Notes and Debentures will be issued only in denominations of $1,000 and integral multiples thereof. See "Description of the Securities".
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================
                                        INITIAL PUBLIC            UNDERWRITING           PROCEEDS TO THE
                                      OFFERING PRICE(1)           DISCOUNT(2)             COMPANY(1)(3)
-------------------------------------------------------------------------------------------------------------
Per Note..........................         99.107%                   .675%                   98.432%
-------------------------------------------------------------------------------------------------------------
Total.............................       $148,660,500              $1,012,500              $147,648,000
-------------------------------------------------------------------------------------------------------------
Per Debenture.....................         99.157%                   .875%                   98.282%
-------------------------------------------------------------------------------------------------------------
Total.............................       $99,157,000                $875,000               $98,282,000
=============================================================================================================

(1) Plus accrued interest, if any, from November 7, 1997 to the date of delivery.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $100,000 payable by the Company.
                            ------------------------

     The Notes and Debentures offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes and Debentures will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about November 7, 1997.
                            ------------------------

MERRILL LYNCH & CO.
                 BEAR, STEARNS & CO. INC.
                                   GOLDMAN, SACHS & CO.
                                                 SALOMON BROTHERS INC
                            ------------------------
          The date of this Prospectus Supplement is November 4, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES AND DEBENTURES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES AND DEBENTURES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes and Debentures are to be used to provide funds in connection with the repayment of long- and short-term debt and to provide funds for general corporate purposes. The short-term debt of the Company was incurred to provide funds for working capital and for other general corporate purposes. Such short-term debt includes demand notes payable to Pacific Telesis Group, a subsidiary of SBC Communications Inc. ("SBC"), which bear interest at a floating rate equal to SBC's average rate for commercial paper.

                         DESCRIPTION OF THE SECURITIES

     The following description of the particular terms of the Securities offered hereby (referred to in the Prospectus as the "Debt Securities") supplements and, to the extent inconsistent therewith, replaces, insofar as such description relates to the Securities, the description of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     The Notes will be limited to $150,000,000 aggregate principal amount and will mature on November 1, 2009. The Debentures will be limited to $100,000,000 aggregate principal amount and will mature on November 1, 2027. The Securities will bear interest from November 7, 1997 at the rates per annum shown on the cover page of this Prospectus Supplement. Such interest will be payable on May 1 and November 1 of each year, commencing May 1, 1998, to the person in whose name the Securities were registered at the close of business on the preceding April 15 and October 15, respectively.

     The Notes are not redeemable prior to maturity.

     The Debentures are not redeemable prior to November 1, 2007. On or after November 1, 2007 and prior to maturity, the Company, at its option, may redeem all or from time to time any part of the Debentures upon not less than 30 but not more than 60 days' notice at the following redemption prices (expressed as a percentage of the principal amount) during the 12-month periods beginning November 1:

                                                    REDEMPTION
                       YEAR                           PRICE
                       ----                         ----------
2007..............................................   103.2035%
2008..............................................   102.8832
2009..............................................   102.5628
2010..............................................   102.2425
2011..............................................   101.9221
2012..............................................   101.6018
2013..............................................   101.2814
2014..............................................   100.9611
2015..............................................   100.6407
2016..............................................   100.3204

and thereafter at 100% of the principal amount thereof, in each case together with accrued interest to the redemption date.

BOOK-ENTRY SYSTEM

     Upon issuance, the Notes and the Debentures each will be represented by one or more global securities (the "Book-Entry Securities"). Each global security representing Book-Entry Securities will be deposited with, or on behalf of, The Depository Trust Company, as Depository (the "Depository"), and registered in the name of a nominee of the Depository. Book-Entry Securities will not be exchangeable at the option of the Holder for certificated Securities and, except under the circumstances described in the Prospectus under "Description of Debt Securities -- Book-Entry Securities", will not otherwise be issuable in definitive form.

     The Depository has advised the Company and the Underwriters as follows: The Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of the Depository's procedures with respect to global securities representing Book-Entry Securities is set forth in the Prospectus under "Description of Debt Securities -- Book-Entry Securities".

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Securities will be made in immediately available funds. So long as the Securities are represented by global securities, all payments of principal and interest thereon will be made by the Company in immediately available funds.

     So long as the Securities are represented by global securities registered in the name of the Depository or its nominee and its procedures so permit, the Securities will trade in the Depository's Same-Day Funds Settlement System, and secondary market trading activity in the Securities will therefore be required by the Depository to settle in immediately available funds.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Securities set forth opposite its name below:

                                                         6 5/8% NOTES      7 1/4% DEBENTURES
                     UNDERWRITER                       PRINCIPAL AMOUNT    PRINCIPAL AMOUNT
                     -----------                       ----------------    -----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated............................    $ 37,500,000         $ 25,000,000
Bear, Stearns & Co. Inc..............................      37,500,000           25,000,000
Goldman, Sachs & Co..................................      37,500,000           25,000,000
Salomon Brothers Inc.................................      37,500,000           25,000,000
                                                         ------------         ------------
          Total......................................    $150,000,000         $100,000,000
                                                         ============         ============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Securities, if any are taken.

     The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of .40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed .25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Underwriters propose to offer the Debentures in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of .50% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not to exceed
 .25% of the principal amount of the Debentures to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     In connection with the offering, the Underwriters may purchase and sell the Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Securities; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Securities than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Securities sold in the offering may be reclaimed by the Underwriters if such Securities are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Securities are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Securities but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Securities.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     From time to time, each of the Underwriters has provided various investment banking services to the Company and/or its parent, SBC and its subsidiaries and affiliates. The Underwriters have agreed to reimburse the Company for certain expenses incurred in connection with the offering of the Securities.

PROSPECTUS

                              U.S. $1,750,000,000

                                  PACIFIC BELL
                                DEBT SECURITIES
                             ---------------------

     Pacific Bell (the "Company") may offer, in one or more series, debt securities ("Debt Securities") in an aggregate principal amount (or net proceeds in the case of debt securities issued at an original issue discount) of not more than U.S. $1,750,000,000 or the equivalent thereof in one or more currencies or currency units on terms to be determined at the time such Debt Securities are offered for sale. As used herein, Debt Securities shall include securities denominated in U.S. dollars or, at the option of the Company and if so specified in the applicable Prospectus Supplement, in any other currency, including composite currencies such as the European Currency Unit.

     When a particular series of Debt Securities is offered, a prospectus supplement ("Prospectus Supplement") together with this Prospectus will be delivered setting forth the terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, currency or currencies in which the principal, premium, if any, and interest are payable, denominations, maturity, rate or rates of any interest, any index, price or formula to be used for determining the amount of any payment of principal, premium, if any, or interest, any interest payment dates, whether the Debt Securities are issuable in registered form, in bearer form, or in the form of one or more global securities or a combination thereof, any redemption provisions, the initial public offering price, the names of any underwriters, dealers or agents, any compensation to such underwriters, dealers or agents and any other specific terms in connection with the offering and sale of the Debt Securities.

     The Company may sell Debt Securities to or through underwriters, and may also sell Debt Securities directly to other purchasers or through agents. See "Plan of Distribution."

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

                The date of this Prospectus is November 4, 1997.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports, and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following SEC Regional Offices: Seven World Trade Center, Suite 1300, New York, NY 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC. The address of such site is http://www.sec.gov. Such material can also be inspected at the New York and Pacific Stock Exchanges on which certain of the Company's debt securities are listed.

     The Company has filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the SEC (File No. 1-1414) and are hereby incorporated herein by reference:

     1 The Company's Annual Report on Form 10-K for the year ended December 31,
       1996.

     2 The Company's Quarterly Reports on Form 10-Q for the quarters ended March
       31 and June 30, 1997.

     3 The Company's Current Reports on Form 8-K, dated April 4, 1997, October
       22, 1997 and October 23, 1997.

     ALL DOCUMENTS FILED BY THE COMPANY PURSUANT TO SECTION 13(a), 13(c), 14 OR 15(d) OF THE EXCHANGE ACT SUBSEQUENT TO THE DATE OF THIS PROSPECTUS AND PRIOR TO THE TERMINATION OF THE OFFERING OF THE DEBT SECURITIES SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND TO BE PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS. ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN OR IN ANY PROSPECTUS SUPPLEMENT MODIFIES OR SUPERSEDES SUCH

STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS.

     Copies of the above documents (other than exhibits to such documents) may be obtained upon request without charge from the Company's Investor Services office, 130 Kearny Street, Suite 2926, San Francisco, California 94108 (telephone number (415) 394-3078).

                                  THE COMPANY

     Pacific Bell (the "Company") was incorporated in 1906 under the laws of the State of California. It has its principal executive offices at 140 New Montgomery Street, San Francisco, California 94105 (telephone number (415) 542-9000). Through December 31, 1983, the Company was an associated company of the Bell System and a subsidiary of AT&T Corp. ("AT&T"). Effective January 1, 1984, the Company became a subsidiary of Pacific Telesis Group ("PAC"), one of the seven regional holding companies formed by AT&T in connection with the divestiture from AT&T of its 22 wholly owned operating telephone companies pursuant to a consent decree approved by the United States District Court for the District of Columbia. On April 1, 1997, SBC Communications Inc. ("SBC") and PAC completed the merger of an SBC subsidiary with PAC, in a transaction in which each outstanding share of PAC common stock was exchanged for 0.73145 of a share of SBC common stock (equivalent to approximately 313 million shares). Through the merger, PAC became a wholly-owned subsidiary of SBC. The transaction was accounted for by SBC as a pooling of interests and a tax-free reorganization.

     The Company and its subsidiaries provide a wide variety of communications services in California including local exchange and toll service, network access and directory advertising, as well as wireless services in both California and Nevada.

                                USE OF PROCEEDS

     Unless otherwise indicated in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities are to be used to provide funds to repay long- and short-term debt and for the general corporate purposes of the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:

      SIX MONTHS
    ENDED JUNE 30,       YEAR ENDED DECEMBER 31,
    --------------   --------------------------------
     1997    1996    1996   1995   1994   1993   1992
    ------   -----   ----   ----   ----   ----   ----
    (0.52)    5.62   5.15   4.51   4.53   0.92   4.51

     For the purpose of calculating this ratio, earnings consist of income before income taxes, extraordinary loss, cumulative effect of changes in accounting principles and fixed charges. Fixed charges include interest on indebtedness and one-third of rental expense (the portion of rentals representative of the interest factor).

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities of any series to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Debt Securities are to be issued under an Indenture dated as of October 7, 1997 ("Indenture"), from the Company to The Bank of New York, as Trustee ("Trustee"). The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Particular sections of the Indenture which are relevant to the discussion are cited parenthetically. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. "Principal" when used herein includes, when appropriate, the premium, if any, on the Debt Securities.

GENERAL

     The Indenture does not limit the amount of Debt Securities which may be issued thereunder, and additional debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to, a resolution of the Company's Board of Directors. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered hereby: (i) the title of the Debt Securities of the series; (ii) if other than U.S. dollars, the currency or currencies (which may include composite currencies such as the European Currency Unit) of payment of principal of and interest on the Debt Securities of the series; (iii) any limit upon the aggregate principal amount of the Debt Securities of the series;
(iv) the date or dates on which the principal of the Debt Securities of the series will mature; (v) the rate or rates (or manner of calculation thereof), if any, at which the Debt Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Debt Securities of the series in registered form, the record date for the interest payable on any interest payment date and the extent to which, or the manner in which, any interest payable on a global security on an interest payment date will be paid if other than in the manner described under "-- Book-Entry Securities"; (vi) the place or places where the principal of and interest on the Debt Securities of the series will be payable;
(vii) any redemption or sinking fund provisions; (viii) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (ix) whether the Debt Securities of the series will be issuable in registered or bearer form or both, whether any such Debt Securities are to be issuable initially in temporary global form and whether any such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of like tenor of any authorized form and denomination and the circumstances under which any such exchange may occur, any restrictions applicable to the offer, sale or delivery of Debt Securities in bearer form ("Bearer Debt Securities") and whether, and the terms upon which, Bearer Debt Securities will be exchangeable for Debt Securities in registered form ("Registered Debt Securities") and vice versa; (x) whether and under what circumstances the Company will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; (xi) any index, price or formula used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities of the series; and (xii)any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Debt Securities of such series. (Sections 2.01 and 2.02.)

     Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness.

     Debt Securities of any series may be issued as Registered Debt Securities or Bearer Debt Securities or both, or in the form of one or more global securities, as specified in the terms of the series. Unless otherwise indicated in the Prospectus Supplement, Debt Securities will be issued in denominations of U.S. $1,000 and integral multiples thereof. Bearer Debt Securities will be offered, sold and delivered only outside the United States to non-U.S. persons and to offices located outside the United States of certain U.S. financial institutions. For purposes of this Prospectus, "United States" means the United States of America, including the states and the District of Columbia, its territories, its possessions and all other areas subject to its jurisdiction. "U.S. person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. Any special federal income tax considerations applicable to Bearer Debt Securities will be described in the Prospectus Supplement relating thereto.

     Except as set forth in an applicable Prospectus Supplement, interest on Bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of the Company located outside of the United States. (Section 2.05(c).) The Company will maintain such an agency for a period of two years after the principal of such Bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States and its possessions to which the Bearer Debt Securities may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.04.) No payment with respect to any Bearer Debt Securities will be made at any office or agency in the United States or by check mailed in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments on Bearer Debt Securities denominated and payable in U.S. dollars will be made in the United States if (but only if) payment of the full amount thereof in U.S. dollars at each office of each paying agent outside the United States appointed and maintained by the Company is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 2.05.)

     Registration of transfer of Registered Debt Securities may be requested upon surrender thereof at an agency of the Company maintained for such purpose ("Registrar") and upon fulfillment of all other requirements of such Registrar. (Section 2.08(a).) Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.08(e).)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Original Issue Discount Securities. "Original Issue Discount Security" means any Debt Security which provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof upon the occurrence of an event of default and the continuation thereof. (Section 1.01.)

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and interest on Registered Debt Securities (other than a global security) will be made at the office of such paying agent or paying agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the payee entitled thereto or (ii) by wire transfer to an account maintained by such payee. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the person in whose name such registered Debt Security is registered at the close of business on the record date for such interest payment.

     If the purchase price of any of the Debt Securities is denominated in other than U.S. dollars or if the principal of and interest on any series of Debt Securities is payable in other than U.S. dollars, then the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such currency or currencies will be set forth in the applicable Prospectus Supplement.

BOOK-ENTRY SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a Depository (the "Depository") identified in the Prospectus Supplement relating to such series. The specific terms of the Depository arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The

Company anticipates that the following provisions will apply to all Depository arrangements for Registered Debt Securities.

     Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a global security to be deposited with or on behalf of a Depository will be represented by a global security registered in the name of such Depository or its nominee. Upon issuance of a global security in registered form, the Depository of such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such global security to the accounts of institutions that have accounts with such Depository or its nominee ("Participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities, or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a global security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such global securities will be shown on, and the transfer of that ownership will be effected only through records, maintained by the Depository (with respect to Participants' interests) or its nominee for such global security or by Participants or persons that hold through Participants. The laws of some jurisdictions require that certain purchasers of Debt Securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

     So long as the Depository for a global security in registered form, or its nominee, is the registered owner of such global security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such global securities will not be entitled to have Debt Securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the global security representing such Debt Securities. Neither the Company, the Trustee, or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depository for Debt Securities of a series, upon receipt of any payments of principal or interest in respect of a global security, will credit immediately the accounts of the related Participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such Depository. The Company also expects that payments by Participants to owners of beneficial interests in such global security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

     Unless and until it is exchanged in whole or in part for Debt Securities in definitive form in accordance with the terms of the Debt Securities, a global security may not be transferred except as a whole by the Depository for such global security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. If a Depository for Debt Securities is at any time unwilling or unable to continue as depository or if at any time such Depository ceases to be a clearing agency registered under the Exchange Act, and a successor Depository is not appointed by the Company within 90 days, the Company will issue Debt Securities in definitive registered form in exchange for the global security representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities in registered form represented by one or more global securities and, in such event, will issue Debt Securities in definitive registered form in exchange for all global securities representing such Debt Securities. Further, if an event of default, or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default, under the Indenture occurs and is continuing with respect to the Debt Securities of a series, or if the Company so specifies with respect to the Debt Securities of a series, the Depository may exchange a global security representing Debt Securities of such series for Debt Securities of such series in definitive registered form. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

EXCHANGE OF SECURITIES

     Registered Debt Securities in definitive form may be exchanged for an equal aggregate principal amount of Registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the Registered Debt Securities to the Registrar and upon fulfillment of all other requirements of such Registrar. (Section 2.08(a).)

     To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, Bearer Debt Securities in definitive form may be exchanged for an equal aggregate principal amount of registered or Bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the Bearer Debt Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Debt Securities) to the Registrar (or a paying agent if the exchange is for bearer securities) and upon fulfillment of all other requirements of such Registrar. (Section 2.08(b).) Registered Debt Securities may not be exchanged for Bearer Debt Securities.

LIEN ON ASSETS

     If at any time the Company mortgages, pledges or otherwise subjects to any lien the whole or any part of any property or assets now owned or hereafter acquired by it, except as hereinafter provided, the Company will secure the outstanding Debt Securities, and any other obligations of the Company which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured. The foregoing covenant does not apply to the creation, extension, renewal or refunding of purchase-money mortgages or liens, or to the making of any deposit or pledge to obtain the benefits of any law relating to workers' compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents a person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company from mortgaging, pledging or subjecting to any lien any property or assets, whether or not acquired from the Company. (Section 4.02.)

SUCCESSOR ENTITY

     The Company may not consolidate with or merge into, or be merged into, or transfer or lease its property and assets substantially as an entirety to, another entity unless the successor entity is a U.S. corporation and assumes all the obligations of the Company under the Debt Securities and any coupons related thereto and the Indenture. Thereafter, except in the case of a lease, all such obligations of the Company shall terminate. (Section 5.01.)

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of interest on any Debt Security of such series for 90 days; (ii) default in the payment of the principal of any Debt Security of such series when the same becomes due and payable at maturity, upon redemption, or otherwise; (iii) failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Debt Securities of such series, in the Indenture, in any supplemental indenture under which the Debt Securities of that series may have been issued (other than covenants relating only to other series); and (iv) certain events of bankruptcy or insolvency. (Section 6.01.) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of, and any accrued interest on, all the Debt Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of Original Issue Discount Debt Securities, such specified amount) and any accrued interest will become due and payable immediately. (Section 6.02.)

     Debt Securityholders may not enforce the Indenture or the Debt Securities, except as provided in the Indenture. (Section 6.06.) The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities. (Section 7.07.) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected may direct the Trustee in its exercise of any trust power with respect to Debt Securities of that series. (Section 6.05.) The Trustee may withhold from Debt Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

AMENDMENT AND WAIVER

     Subject to certain exceptions, the Indenture or the Debt Securities may be amended or supplemented by the Company and the Trustee with the written consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each such series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such waiver (with each such series voting as a class). However, without the consent of each Debt Securityholder affected, an amendment or waiver may not (i) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) reduce the rate of or change the time for payment of interest on any Debt Security; (iii) reduce the principal of, or change the fixed maturity of, any Debt Security; (iv) waive a default in the payment of the principal of or interest on any Debt Security; (v) make any Debt Security payable in currency other than that stated in the Debt Security; or (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Securities. (Section 9.02.)

     The Indenture may be amended or supplemented without the consent of any Debt Securityholder (i) to cure any ambiguity, defect or inconsistency in the Indenture or in the Debt Securities of any series; (ii) to provide for the issuance of, and establish the form, terms and conditions of, a series of Debt Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Debt Securities; (iii) to secure the Debt Securities pursuant to Section 4.02 of the Indenture; (iv) to provide for the assumption of all the obligations of the Company under the Debt Securities and any coupons related thereto and the Indenture in connection with a merger, consolidation or transfer or lease of the Company's property and assets substantially as an entirety as provided for in the Indenture; (v) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (vi) to add to rights of Debt Securityholders or surrender any right or power conferred on the Company; or
(vii) to make any change that does not adversely affect the rights of any Debt Securityholder. (Section 9.01.)

CONCERNING THE TRUSTEE

     The Company maintains banking relationships in the ordinary course of business with the Trustee. The Trustee is also the trustee under other indentures with the Company and SBC, as well as with SBC Communications Capital Corporation, Southwestern Bell Telephone Company, Pacific Telesis Group and PacTel Capital Resources, each of which is a wholly-owned subsidiary of SBC.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell Debt Securities to one or more underwriters for public offering and sale by them or may sell Debt Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in an applicable Prospectus Supplement.

     Underwriters may offer and sell the Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Debt Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Debt Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Debt Securities for whom they may act as agent. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     All Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Debt Securities.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

     Underwriters participating in this offering may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Debt Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Debt Securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Debt Securities to be higher than it would otherwise be in the absence of such transactions.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (b) if the Debt Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Debt Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

     The validity of the Debt Securities offered hereby will be passed upon for the Company by Counsel of the Company, and for any underwriters, dealers or agents by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely as to matters of California law on the opinion of Richard W. Odgers, Counsel of the Company. As of October 1, 1997, Richard W. Odgers owned 1,887 shares of SBC stock and options to purchase 108,079 shares of such stock.

                                    EXPERTS

     The financial statements and financial statement schedules of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report therein dated February 27, 1997, and incorporated herein by reference. Such financial statements and financial statement schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Use of Proceeds.......................  S-2
Description of the Securities.........  S-3
Underwriting..........................  S-5

                 PROSPECTUS
Available Information.................    2
Incorporation of Documents by
  Reference...........................    2
The Company...........................    3
Use of Proceeds.......................    3
Ratio of Earnings to Fixed Charges....    3
Description of Debt Securities........    3
Plan of Distribution..................    9
Legal Opinions........................   10
Experts...............................   10

======================================================

======================================================
                                  $250,000,000

                                  PACIFIC BELL

                           $150,000,000 6 5/8% NOTES
                              DUE NOVEMBER 1, 2009

                         $100,000,000 7 1/4% DEBENTURES
                              DUE NOVEMBER 1, 2027
                            ------------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------

                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                              GOLDMAN, SACHS & CO.

                              SALOMON BROTHERS INC
                                NOVEMBER 4, 1997
======================================================